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

                                                                 Exhibit 12


          American General Finance Corporation and Subsidiaries

                    Ratio of Earnings to Fixed Charges



                                                       Three Months Ended
                                                            March 31,
                                                       1994          1993
                                                     (dollars in thousands)

Earnings:

  Income before provision for income
    taxes and cumulative effect of
    accounting changes                               $ 83,627      $ 74,059
  Interest expense                                     90,402        92,825
  Implicit interest in rents                            3,087         2,577

Total earnings                                       $177,116      $169,461

Fixed charges:

  Interest expense                                   $ 90,402      $ 92,825
  Implicit interest in rents                            3,087         2,577

Total fixed charges                                  $ 93,489      $ 95,402


Ratio of earnings to fixed charges                       1.89          1.78
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